Exhibit 10.20

SIDE LETTER AGREEMENT

This Side Letter Agreement (this “Letter Agreement”) is made as of March 23, 2011, by and between, Kamada Ltd. (“Kamada”), an Israeli corporation whose principal office is at 7 Sapir St., Science Park, Kiryat Weizmann, Ness Ziona, 74036, Israel, and Baxter Healthcare Corporation (“Baxter”), a Delaware corporation whose principal office is at One Baxter Parkway, Deerfield, Illinois 60015, USA. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreements (as hereinafter defined).

RECITALS

WHEREAS, on August 23rd, 2010, Baxter and Kamada have entered into that certain Distribution Agreement and License Agreement (the “Agreements”); and

WHEREAS, under the Agreements it is specified that: “the Non-BLA Party shall not, directly or indirectly, communicate with the FDA or the Regulatory Authorities of the applicable country regarding any Regulatory Approval or BLA for the A1PI IV Product in such country”; and

WHEREAS, Baxter is currently designated as the Non-BLA Party; and

WHEREAS, the Parties have agreed that Baxter shall be designated as the IND Party with respect to a separate IND submission to the FDA for the Phase IV study of Immunogenicity and BAL (which is part of the Post Marketing Requirement and Post Marketing Commitments of the Glassia® BLA) and all follow-up communication with concern to this study (“IND Filing”).

NOW THEREFORE, in consideration of the foregoing, the Parties agree as follows:

1.	For the purpose of IND Filing, Section 7.2(a) of the License Agreement and Section 11.2(a) of the Distribution Agreement shall not apply, and Baxter is hereby authorized to directly communicate with the FDA, subject to Baxter’s compliance with all other provisions of this Letter Agreement.

2.	Baxter shall notify Kamada of all written communication being prepared for submission to the FDA that is related to the IND Filing. The notification period will include an estimate of time when the written communication will be sent to Kamada for review. Baxter will make every effort to provide Kamada with at least ten (10) calendar days notice to review the written communication prior to communicating with the FDA.

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3.	Baxter shall provide Kamada with copies of all forms of the written communication related to the IND Filing, which were communicated or filed with the FDA, and a summary of all non-written communication with the FDA, immediately following such communication, whether initiated by Baxter or by the FDA.

4.	Baxter shall provide Kamada with reasonable written notice prior to any meetings, telephone conferences, video conferences or other non-written communication between Baxter and the FDA, related to the IND Filing, to allow Kamada the opportunity to have its representatives actively participate in any such non-written communication.

5.	No variation, modification, amendment, extension or release from any provision hereof shall be effective unless it is in writing, signed by both Parties and specifically described as an amendment or extension of this Letter Agreement.

6.	All provisions of the Agreements which are not expressly amended by the terms of this Letter Agreement shall remain in full force and effect and without change.

7.	This Letter Agreement may be executed in any one or more number of counterpart agreements, each of which, when executed, shall be deemed to form part of and together constitute this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement to be executed by their duly authorized representatives the day and year first above written.

KAMADA LTD.	BAXTER HEALTHCARE CORPORATION
By: /s/ David Tsur Name: David Tsur Title: Chief Executive Officer By: /s/ Eyal Leibovitz Name: Eyal Leibovitz Title: Chief Financial Officer	By: /s/ Ludwig Hantson Name: Ludwig Hantson Title: Pres. Bioscience

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